Sheet1

CMA Tax-Exempt Fund
File Number: 811-3111
CIK Number: 320281
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/10/2001	$44,200	Long Island Power	3.45%	05/24/2001
04/18/2001	25,000	Harris Co TX Hlth Facs	4.25	02/15/2027
05/03/2001	24,450	Harris Co TX Hlth Facs	3.05	02/15/2027
05/04/2001	10,000	Wisconsin St. G.O.	3.25	05/07/2001
06/08/2001	24,000	Harris Co TX Hlth Facs	3.10	02/15/2027
06/12/2001	20,000	Texas St. PFA TECP	2.85	08/06/2001
06/18/2001	10,100	Intermountain, Utah Pwr Auth	2.95	07/23/2001
06/18/2001	5,000	Mass. St. IPA New England	3.00	07/18/2001
06/18/2001	5,000	Texas Muni Pwr Ser 91	3.00	07/18/2001
07/03/2001	42,630	Harris Co TX Hlth Facs	1.90	02/15/2027
07/06/2001	5,000	Harris Co TX Hlth Facs	1.90	02/15/2027
08/27/2001	4,130	Harris Co TX Hlth Facs	2.30	02/15/2027
08/28/2001	34,300	Indiana Health Fac	2.30	03/01/2030
10/19/2001	100,465	New York City Rans	3.00	04/12/2002
10/30/2001	10,047	New York City Rans	3.00	04/12/2002
12/04/2001	21,000	Louisiana Pub Facs Auth	1.65	01/02/2002
12/05/2001	23,160	Louisiana Pub Facs Auth	1.50	01/02/2002
02/08/2002	20,000	Metropolitan Washington Arpt Rev	1.35	03/18/2002

Last Updated on 05/28/2002
By Win95 User